Exhibit 99
                     STIFEL FINANCIAL CORP.
                Form 8-K dated December 31, 1997

[Stifel Financial Corp. logo]      Stifel Financial News
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For further information contact:
Ronald J. Kruszewski, President and Chief Executive Officer
(314) 342-2155

For Immediate Release
St. Louis, Missouri, December 31, 1997 - Stifel Financial Corp. (NYSE: SF) announced that Western & Southern Life Insurance Company has purchased 925,000 shares of its outstanding common stock, representing a 14.9 percent interest in the company, according to George H. Walker III, chairman, Stifel Financial Corp.

The purchase was made from AEGON Insurance Group which had acquired approximately 1,417,707 shares of Stifel's common stock in September and October, 1997, by conversion of a $10 million senior convertible note which became due in installments beginning in September, 1997.

In addition, Stifel's Employee Stock Ownership Plan has purchased
225,000 shares from AEGON.  As a result of these   transactions,
AEGON owns less than 5 percent of Stifel's outstanding common stock.

Ronald J. Kruszewski, president and chief executive officer of Stifel, stated, "We are delighted that Western & Southern has shown confidence in Stifel with its purchase of a significant position in our common stock and are pleased they respect our desire to remain an independent company."

Western & Southern Life Insurance Company, located in Cincinnati, Ohio, is part of the Western-Southern Enterprise which consists of four insurance companies, an investment products concern, a financial services organization, an investment advisory firm and a real estate asset management company. Western-Southern Enterprise has assets in excess of $12 billion and life insurance in force of approximately, $54 billion. Western & Southern Life is a 109 year old life insurance company, licensed in 44 states. that is rated AAA (highest) for claims paying ability by Standard & Poor's and Duff & Phelps and A++ (superior) by A. M. Best.

Stifel Financial Corp. is a financial services holding company whose subsidiaries are engaged in general securities brokerage, investment banking and money management. It has locations in 14 states, primarily in the Midwest.

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